Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS		FOR IMMEDIATE RELEASE

Contact for media:	Eric Sodorff	+1 312-496-1613 or esodorff@heidrick.com
Contacts for analysts:	Eileen Kamerick, CFO	+1 312-496-1557 or ekamerick@heidrick.com
	Todd Welu, Controller	+1 312-496-1637 or twelu@heidrick.com

HEIDRICK & STRUGGLES REPORTS INCREASES IN NET REVENUE AND

OPERATING MARGINS FOR 2004 FOURTH QUARTER AND FULL YEAR

CHICAGO (February 25, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced a 20 percent increase in consolidated net revenue to $98.7 million in the 2004 fourth quarter from $82.0 million in the 2003 fourth quarter. Excluding the impact of exchange rate fluctuations of $3.2 million and discontinued operations of about $554,000, which management believes provide a better comparison of operational performance, net revenue for the 2004 fourth quarter increased by approximately 16 percent from the 2003 fourth quarter. Consultant productivity increased as executive search revenue per consultant rose 31 percent from the 2003 fourth quarter to an annualized rate of $1.3 million in the 2004 fourth quarter.

Operating income in the 2004 fourth quarter was $6.7 million with an operating margin of 6.8 percent. The operating income in the 2004 fourth quarter includes a $550,000 restructuring charge related to property leases. The operating loss in the 2003 fourth quarter was $19.1 million, which included a $22.5 million restructuring charge.

In the 2004 fourth quarter, net income was $9.0 million and diluted earnings per share were $0.44. In the 2003 fourth quarter, the company reported a net loss of $72.4 million that included a $57.9 million non-cash charge to record a full valuation allowance against net deferred tax assets and a restructuring charge of $22.5 million. Compared to the outlook provided last quarter, diluted earnings per share in the 2004 fourth quarter benefited by $0.13 per share due to a lower annual effective tax rate than the tax rate we estimated. The annual effective tax rate was 5.5 percent for the full year 2004, 2.5 percentage points lower than the 8.0 percent the company estimated and used to calculate its anticipated fourth quarter diluted earnings per share range. The rate was lower due to a change in the income mix among tax jurisdictions compared to our previous estimates. The lower effective 2004 annual tax rate resulted in a tax benefit of $2.2 million in the 2004 fourth quarter, versus $547,000 in expense had the tax rate been 8.0 percent.

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“We experienced strength this quarter in the Consumer, Financial Services, Education/Nonprofit and Technology practices, which contributed to an 8 percent sequential rise in net revenue compared to the 2004 third quarter. Our consultant productivity, or executive search revenue per consultant, in the current quarter rose 31 percent from the 2003 fourth quarter and was also up 31 percent for the full year,” said Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles. “Most importantly, our work with clients is exactly where we want it to be – at the top. In 2004, Heidrick & Struggles placed nine out of the eleven chief executive officers at Fortune 500-size companies, according to David Lord, Executive Search Information Services.”

Consolidated salaries and employee benefits in the 2004 fourth quarter was $63.1 million, up 14 percent from $55.3 million in the comparable 2003 quarter. The expense increase was primarily the result of bonus accruals that increase with higher net revenue levels and higher pension expense. Salaries and employee benefits expense as a percent of net revenue declined to 64.0 percent in the 2004 fourth quarter compared to 67.5 percent in the 2003 fourth quarter.

Consolidated general and administrative expenses increased 28 percent to $29.7 million in the 2004 fourth quarter compared to $23.2 million in the 2003 fourth quarter as a result of increased corporate expenses – including professional fees, selective discretionary spending on business development, training programs, and the company’s annual worldwide consultant meeting – and unforeseen legal settlement costs, which were offset by a fourth quarter reduction in the bad debt allowance of $1.4 million. General and administrative expenses as a percent of net revenue were 30.1 percent in the 2004 fourth quarter compared to 28.3 percent in the 2003 fourth quarter.

During the 2004 fourth quarter, the company enhanced its estimation technique related to reimbursable expenses, which added $1.5 million to operating income. This estimation technique is not expected to have any significant impact on operating income going forward.

In the 2004 fourth quarter, the number of confirmed executive searches decreased 2 percent from the 2003 fourth quarter. As of December 31, 2004, the company employed 297 consultants, compared to 311 as of December 31, 2003.

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The cash and cash equivalents balance at December 31, 2004 was $222.8 million, $103.5 million higher than one year ago. The cash and cash equivalents balance on December 31, 2004 includes approximately $37 million that relates to 2004 accrued bonus compensation that will be paid in March 2005 and a $17 million deferred payable related to the consultants’ share of the 2004 third quarter Google stock sale gain.

Heidrick & Struggles’ Board of Directors authorized a $30 million stock repurchase program in October 2004. To date, the company has repurchased 85,000 shares for a total cost of $2.5 million. The company intends to continue its repurchase program.

Regional Review

Net revenue for the 2004 fourth quarter grew in each region compared to the 2003 fourth quarter, but the growth rates varied. North America grew 22 percent; Europe grew 13 percent; Asia Pacific grew 49 percent; and Latin America grew 14 percent. Each region was profitable, with 2004 fourth quarter operating margins of 27 percent in North America; 3 percent in Europe; 18 percent in Latin America; and 16 percent in Asia Pacific.

In North America, the Financial Services, Consumer and Technology practices reported the most significant net revenue increases in the 2004 fourth quarter compared to the 2003 fourth quarter, while the Industrial practice posted the only decline.

In Europe, excluding the impact of exchange rate fluctuations of $2.8 million and discontinued operations of about $554,000, which management believes provide a better comparison of operational performance, net revenue in the 2004 fourth quarter increased by approximately 6 percent from the 2003 fourth quarter. Net revenue for the Financial Services, Technology and Consumer practices in Europe was strong in the 2004 fourth quarter compared to the 2003 fourth quarter, while the Industrial practice reported the only decline.

In Asia Pacific, excluding the positive impact of exchange rate fluctuations of $281,000, which management believes provides a better comparison of operational performance, net revenue in the 2004 fourth quarter increased by approximately 44 percent from the same quarter in 2003. Net revenue grew in each practice compared to the 2003 fourth quarter, with particular strength in the Industrial and Technology practices.

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In Latin America, net revenue grew compared to the 2003 fourth quarter, with strength mainly in the Financial Services and Health Care practices.

Total corporate expenses increased by $5.1 million to $10.0 million in the 2004 fourth quarter from $4.8 million in the 2003 fourth quarter. The increase is due to the increased consolidated general and administrative expenses, described previously in this news release. Excluding any unforeseen costs, the company expects the 2005 first quarter corporate expenses to range between $6 million and $7 million.

Twelve Month Results

For the year ended December 31, 2004, consolidated net revenue was $375.4 million, an 18 percent increase from $317.9 million for the 2003 year. Excluding the positive impact of exchange rate fluctuations of $13.9 million, which management believes provides a better comparison of operational performance, net revenue for the year ended December 31, 2004 increased by approximately 14 percent compared to last year. For the 2004 year, operating income was $28.7 million and the operating margin was 7.6 percent. For the year ended December 31, 2004, net income was $82.3 million and diluted earnings per share were $4.11. Excluding the 2004 third quarter Google stock gain of $56.8 million, and the related income tax expense of $688,046, a comparison which management believes more appropriately reflects its core operations, net income for the 2004 year would have been $26.2 million, or $1.31 per diluted share. The operating loss for the 2003 year was $22.3 million and included $8.9 million in separation and severance costs and $29.4 million in restructuring charges. The 2003 net loss also included a non-cash charge of $57.9 million to record a full valuation allowance against our net deferred tax assets.

During the 2004 third quarter the company exercised warrants to purchase shares of Google, Inc. (“Google”), and subsequently sold all these shares for net proceeds of $128.8 million. As a result, the company recognized a non-operating gain of $56.8 million, net of the consultants’ share of the gain and other costs in the quarter ending September 30, 2004.

Net income and earnings per share in 2004 include the benefit of an effective tax rate lower than the statutory rate, resulting primarily from the utilization of deferred tax assets for which a full valuation allowance was established in the 2003 fourth quarter.

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Outlook

“I am grateful to all of our hard-working teams worldwide who help our clients build and enhance their leadership teams. Our partnerships with our clients in turn helped us deliver substantial revenue and operating margin growth for 2004. We have numerous business-building efforts and cost control initiatives in place to help us improve both top and bottom line results again in 2005. An essential component to continued margin expansion in 2005 is a focus on raising Europe’s profitability. The European region moved from a loss to a profit position during 2004, and we have assembled a focused team of executives charged with raising profitability further in 2005. To date, we have identified areas where we can further improve profits in Europe and have just begun to prioritize the 2005 activities and policy changes needed to achieve our objectives. We have not yet finalized our action plans, but expect to begin recording a restructuring charge of $9 million to $15 million in the 2005 second quarter to improve profits in Europe and meet our company-wide profitability objectives. We will keep you informed of the progress we make on this effort,” Friel said.

For the 2005 first quarter, net revenue is anticipated to be in the range of $93 million to $98 million. At those net revenue levels, the company expects that diluted earnings per share for the quarter would range from $0.25 to $0.30. The company estimates the annual effective tax rate for 2005 will range between 15 percent and 20 percent and has assumed 20 percent for these first quarter earnings per share estimates. This tax rate estimate can be significantly impacted by country-level results, which vary from period to period, and by the timing of any deferred tax asset valuation allowance reversals. For the 2005 year, net revenue is anticipated to be in the range of $400 million to $420 million with operating margin of approximately 10 percent. These estimates exclude any restructuring charges the company may incur to align its cost structure for improved profitability.

Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Friday, February 25, 2005 at 9:00 a.m. Central Time (Chicago) to review its 2004 fourth quarter and full year financial results. The call will last up to one hour and will feature remarks by Thomas J. Friel, chairman and chief executive officer; Eileen A. Kamerick, chief financial officer; and Todd T. Welu, controller. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$98,670	$82,008	$16,662	20.3%
Reimbursements	7,841	5,266	2,575	48.9%

Total revenue	106,511	87,274	19,237	22.0%

Operating expenses:
Salaries and employee benefits	63,140	55,322	7,818	14.1%
General and administrative expenses	29,729	23,209	6,520	28.1%
Reimbursed expenses	6,344	5,266	1,078	20.5%
Restructuring charges	550	22,530	(21,980)

Total operating expenses	99,763	106,327	(6,564)	-6.2%

Operating income (loss)	6,748	(19,053)	25,801

Non-operating income (expense):
Interest income	1,222	344
Interest expense	(155)	(56)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	105	226
Other, net	(1,076)	(700)

Net non-operating income	96	(186)

Income (loss) before income taxes	6,844	(19,239)

Provision for income taxes (2)	(2,164)	53,135

Net income (loss)	$9,008	$(72,374)

Basic earnings (loss) per common share	$0.47	$(3.95)
Basic weighted average common shares outstanding	19,145	18,309
Diluted earnings (loss) per common share	$0.44	$(3.95)
Diluted weighted average common shares outstanding	20,366	18,309

Salaries and employee benefits as a percentage of net revenue	64.0%	67.5%
General and administrative expense as a percentage of net revenue	30.1%	28.3%
Effective tax rate	—	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$52,184	$42,710	$9,474	22.2%
Latin America	3,420	3,007	413	13.7%
Europe	34,779	30,742	4,037	13.1%
Asia Pacific	8,287	5,549	2,738	49.3%

Revenue before reimbursements (net revenue)	98,670	82,008	16,662	20.3%
Reimbursements	7,841	5,266	2,575	48.9%

Total revenue	$106,511	$87,274	$19,237	22.0%

Operating Income (Loss):
North America	$14,246	$7,965	$6,281	78.9%	27.3%	18.6%
Latin America	606	285	321		17.7%	9.5%
Europe	1,092	(276)	1,368		3.1%
Asia Pacific	1,304	345	959		15.7%	6.2%

Total regions	17,248	8,319	8,929		17.5%	10.1%
Corporate	(9,950)	(4,842)	(5,108)

Operating income before restructuring charges	7,298	3,477	3,821		7.4%	4.2%
Restructuring charges	(550)	(22,530)	21,980

Operating income (loss)	$6,748	$(19,053)	$25,801		6.8%

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$375,432	$317,934	$57,498	18.1%
Reimbursements	22,744	22,683	61	0.3%

Total revenue	398,176	340,617	57,559	16.9%

Operating expenses:
Salaries and employee benefits (3)	251,186	223,537	27,649	12.4%
General and administrative expenses	96,533	87,250	9,283	10.6%
Reimbursed expenses	21,247	22,683	(1,436)	-6.3%
Restructuring charges (4)	550	29,443	(28,893)

Total operating expenses	369,516	362,913	6,603	1.8%

Operating income (loss)	28,660	(22,296)	50,956

Non-operating income (expense):
Interest income	2,588	1,687
Interest expense	(197)	(166)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	57,072	673
Other, net	(1,024)	(1,722)

Net non-operating income (expense)	58,439	472

Income (loss) before income taxes	87,099	(21,824)

Provision for income taxes (2)	4,791	58,844

Net income (loss)	$82,308	$(80,668)

Basic earnings (loss) per common share	$4.35	$(4.43)
Basic weighted average common shares outstanding	18,941	18,217
Diluted earnings (loss) per common share	$4.11	$(4.43)
Diluted weighted average common shares outstanding	20,012	18,217

Salaries and employee benefits as a percentage of net revenue	66.9%	70.3%
General and administrative expense as a percentage of net revenue	25.7%	27.4%
Effective tax rate	5.5%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$201,751	$172,043	$29,708	17.3%
Latin America	12,659	11,242	1,417	12.6%
Europe	129,323	113,034	16,289	14.4%
Asia Pacific	31,699	21,615	10,084	46.7%

Revenue before reimbursements (net revenue)	375,432	317,934	57,498	18.1%
Reimbursements	22,744	22,683	61	0.3%

Total revenue	$398,176	$340,617	$57,559	16.9%

Operating Income (Loss):
North America	$45,778	$35,994	$9,784	27.2%	22.7%	20.9%
Latin America	1,104	863	241	27.9%	8.7%	7.7%
Europe	3,593	(3,818)	7,411		2.8%
Asia Pacific	6,312	2,258	4,054		19.9%	10.4%

Total regions	56,787	35,297	21,490	60.9%	15.1%	11.1%
Corporate	(27,577)	(28,150)	573	2.0%

Operating income (loss) before restructuring charges	29,210	7,147	22,063		7.8%	2.2%
Restructuring charges	(550)	(29,443)	28,893

Operating income (loss)	$28,660	$(22,296)	$50,956

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$222,753	$119,289
Accounts receivable, net of allowance for doubtful accounts	51,843	47,245
Other receivables	4,453	3,191
Prepaid expenses	8,377	9,022
Deferred income taxes	10,510	—

Total current assets	297,936	178,747

Property and equipment, net	27,677	33,466

Other non-current assets:
Assets designated for retirement and pension plans	32,468	28,751
Investments	4,089	2,842
Other non-current assets	3,406	4,226
Goodwill	48,818	48,627
Other intangible assets, net	6,890	7,771

Total other non-current assets	95,671	92,217

Total assets	$421,284	$304,430

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2003
Current liabilities:
Current maturities of long-term debt	$27	$568
Accounts payable	10,986	7,196
Accrued salaries and employee benefits	68,044	59,788
Other accrued liabilities	42,843	23,545
Current portion of accrued restructuring charges	10,609	18,090
Income taxes payable, net	7,463	4,349

Total current liabilities	139,972	113,536

Non-current liabilities:
Long-term debt, less current maturities	—	26
Retirement and pension plans	37,941	32,232
Non-current portion of accrued restructuring charges	21,632	27,698
Other non-current liabilities	5,613	4,729

Total non-current liabilities	65,186	64,685

Stockholders’ equity	216,126	126,209

Total liabilities and stockholders’ equity	$421,284	$304,430

Schedule Notes:

(1)	The Company receives warrants for equity securities in client companies, in addition to the cash fee, for services rendered on some searches. In 2001, the Company received warrants to purchase 1,194,308 shares of Class B common stock of Google Inc. (“Google”) at a price of $0.30 per share issued in connection with recruitment fees. During the third quarter of 2004, the Company exercised the warrants and subsequently sold all the shares of common stock of Google that it held resulting in a realized gain of $56.8 million, net of the consultants’ share of the gain and other costs.

(2)	In 2003, the Company’s income tax provision reflects an expense of $4.3 million to reduce certain deferred tax assets, representing the excess of expense for accounting purposes over the deduction for tax purposes, required to be recorded upon the vesting of restricted stock units. The 2003 income tax provision also includes a non-cash income tax expense of $57.9 million, recorded in the fourth quarter of 2003, to provide a full valuation allowance against the Company’s net deferred tax assets. At that time, the Company anticipated that it would generate a loss in 2004 for U.S. income tax purposes, due primarily to the timing of tax deductions related to restructuring charges, and therefore, did not anticipate recording or paying any U.S. income tax in 2004. The Company would, however, continue to record and pay income tax expense for certain of its foreign operations.

As a result of a significant warrant monetization in the third quarter of 2004, the Company will now generate income in 2004 for U.S. income tax purposes. Accordingly, the Company determined that a lesser valuation allowance is required, relating to net operating loss carryforwards and certain other tax related allowances, and recorded a $10.5 million reduction to the income tax expense and the valuation allowance.

(3)	During the second quarter of 2003, the Company recorded $5.2 million of expense related to the separation agreements of the former Chief Executive Officer and the former Chief Operating Officer and $2.8 million of other severance expense, primarily in Europe and North America.

(4)	In 2001, the Company began the restructuring of its business to better align costs with expected net revenue levels. During 2001, 2002, 2003 and 2004 the Company recorded restructuring charges of $53.2 million, $48.5 million, $29.4 million and $0.6 million, respectively.

The Company recorded $29.4 million of restructuring charges including $3.9 million of severance and other employee-related costs, $22.2 million to increase previously established accruals for unused office space, and $3.3 of expense for goodwill and other intangible impairment. By segment, the restructuring charges recorded in 2003 are as follows: North America $7.0 million, Europe $22.1 million and Corporate $0.3 million.

In the fourth quarter of 2004, the Company recorded $0.6 million of restructuring charges to reflect changes in lease estimates and the final determination and payment of certain severance-related restructuring accruals.